Exhibit 3.1

AMENDMENT NO. 2 TO THE FIRST AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
EQT MIDSTREAM PARTNERS, LP

This Amendment No. 2 (this “Amendment”) to the First Amended and Restated Agreement of Limited Partnership of EQT Midstream Partners, LP (the “Partnership”), dated as of July 2, 2012 (as previously amended by Amendment No. 1 thereto, the “Partnership Agreement”), is hereby adopted effective as of July 23, 2015 by EQT Midstream Services, LLC, a Delaware limited liability company (the “General Partner”), as general partner of the Partnership.
RECITALS
WHEREAS, the General Partner desires to amend the provisions of the Partnership Agreement related to the option of the General Partner to make a Capital Contribution to the Partnership upon the issuance of additional Limited Partner Interests to maintain the Percentage Interest with respect to its General Partner Interest and to permit the Partnership to issue fractional Units;
WHEREAS, Section 13.1(d)(i) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement provided such change does not adversely affect the Limited Partners considered as a whole or any particular class of Partnership Interests as compared to other classes of Partnership Interests in any material respect; and
WHEREAS, acting pursuant to the power and authority granted to it under Section 13.1(d)(i) of the Partnership Agreement, the General Partner has determined that the following amendment to the Partnership Agreement does not adversely affect the Limited Partners considered as a whole or any particular class of Partnership Interests as compared to other classes of Partnership Interests in any material respect.
NOW THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:
1.INTERPRETATION
This Amendment is made and delivered pursuant to the Partnership Agreement. Except as otherwise provided herein, capitalized terms used but not defined in this Amendment have the meanings ascribed to them in the Partnership Agreement.
2.AMENDMENTS TO PARTNERSHIP AGREEMENT
2.1    Section 1.1 of the Partnership Agreement is hereby amended by inserting the following definitions alphabetically:
“Common Unit Election” has the meaning given such term in Section 5.2(b).
“GP Interest Maintenance Election” has the meaning given such term in Section 5.2(b).
“GP Percentage” means the Percentage Interest of the General Partner Interest.
“GP Percentage Ceiling” has the meaning given such term in Section 5.2(b).
“Potential GP Interest Dilution Event” has the meaning given such term in Section 5.2(b).
2.2    Section 5.2(b) of the Partnership Agreement is hereby amended and restated in its entirety to read as follows:
“(b)    Upon the issuance of any additional Limited Partner Interests by the Partnership (other than (i) any Common Units issued pursuant to Section 5.11 and (ii) any Common Units issued upon the conversion of any Partnership Interests) (a “Potential GP Interest Dilution Event”), the General Partner may elect to maintain its GP Percentage immediately prior to such issuance (the “GP Percentage Ceiling”) by giving notice to the Partnership of (A) such election (the “GP Interest Maintenance Election”), which election shall be effective immediately and (B) whether it will make the Capital Contribution required by this Section 5.2(b) solely in the form of Common Units (the “Common Unit Election”). Upon any GP Interest Maintenance Election, the Partnership shall issue to the General Partner that number of additional General Partner Units necessary to maintain the GP Percentage at the GP Percentage Ceiling, taking into account the Common Unit Election, if any, and the Potential GP Interest Dilution Event. If the General Partner makes a GP Interest Maintenance Election, it shall make a Capital Contribution to maintain such Percentage Interest upon demand by the Partnership but in any event no later than on the Record Date for the distribution of Available Cash with respect to the Quarter in which such election occurs. The amount of the Capital Contribution with respect to a GP Interest Maintenance Election shall be (I) if the Common Unit Election is made, a number of Common Units equal to the number of additional General Partner Units issued and (II) otherwise, an amount equal to the product obtained by multiplying (A) the quotient determined by dividing (x) the GP Percentage Ceiling by (y) the result of 100% less the GP Percentage Ceiling times (B) the gross amount contributed to the Partnership by the Limited Partners (before deduction of underwriters’ discounts and commissions) in exchange for the additional Limited Partner Interests triggering the Potential GP Interest Dilution Event. Except as set forth in Article XII, the General Partner shall not be obligated to make any Capital Contributions to the Partnership other than those required by this Section 5.2(b) with respect to a GP Interest Maintenance Election.”

2.3    Section 5.6(d) of the Partnership Agreement is hereby deleted in its entirety.
2.4    Section 5.9(a) of the Partnership Agreement is hereby amended by deleting the reference to Section 5.9(d) in the first sentence of such section.
2.5    Section 5.9(d) of the Partnership Agreement is hereby deleted in its entirety.
3.GENERAL
3.1.    Full Force and Effect. Except to the extent specifically amended herein or supplemented hereby, the Partnership Agreement remains unchanged and in full force and effect, and this Amendment will be governed by and subject to the terms of the Partnership Agreement, as amended by this Amendment.
3.2.    Governing Law. This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.
3.3.    Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
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IN WITNESS WHEREOF, the General Partner has caused this Amendment to be duly executed as of the date first written above.

GENERAL PARTNER:

EQT MIDSTREAM SERVICES, LLC

By: /s/ Philip P. Conti
Philip P. Conti
Senior Vice President and Chief Financial Officer

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